SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 13, 2002 (Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     The following consists of Deere & Company's press release dated August 13, 2002 concerning third-quarter of fiscal 2002 financial results and supplemental financial information filed as Exhibit 20 to this report and incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(20)	Press release and supplemental financial information

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ NATHAN J. JONES Senior Vice President and Chief Financial Officer

Dated: August 13, 2002

Exhibit Index

Number and Description of Exhibit	Sequential Page Number

(20)	Press release and supplemental financial information	Pg. 5

Deere & Company One John Deere Place, Moline, IL 61265 USA Phone: 309-765-8000 www.JohnDeere.com
NEWS RELEASE

Deere Profits Move Higher On Sales Gains, Expense Control

●	Third-quarter net income up 106% on 10% gain in revenues
●	Success of new products in Europe spurs rise in overseas results
●	Improved pricing boosts performance
●	Continued focus on cost control and asset reduction contributes to improvement

     MOLINE, IL (August 13, 2002) Deere & Company today reported worldwide net income of $147.6 million, or $0.61 per share, for the third quarter ended July 31, more than double last year's $71.8 million, or $0.30 per share. For the first nine months, net income was $251.2 million, or $1.04 per share, compared with $256.1 million, or $1.08 per share, last year.

     "Favorable customer response to new products, particularly in Europe, and a continued emphasis on expense and asset control have led to another quarter of significant profit improvement," said Robert W. Lane, chairman and chief executive officer. "This performance is especially encouraging in light of conditions that remain well below normal in many key markets."

     Worldwide net sales and revenues were $3.969 billion for the third quarter and $10.478 billion for the first nine months of 2002, compared with last year's respective totals of $3.618 billion and $10.132 billion. Net sales were $3.410 billion for the third quarter and $8.756 billion for nine months, compared with $3.070 billion and $8.475 billion a year ago. Increased sales for both periods were mainly due to higher overseas sales of agricultural equipment, primarily in Europe, higher commercial and consumer equipment sales and the impact of acquisitions less divestitures. Partially offsetting these factors were lower sales of farm machinery and construction and forestry equipment in North America. Overseas sales increased 41 percent for the quarter and 20 percent for the first nine months, mostly due to higher agricultural-equipment sales in Europe. Without the effect of foreign exchange, the overseas sales improvement would have been 33 percent for the quarter and 19 percent year-to-date.

     Deere's equipment operations reported operating profit of $247 million for the quarter and $329 million for nine months, compared with $128 million and $413 million, respectively, last year. (Operating results exclude the impact of interest, taxes and other corporate expenses.) The increase in operating profit for the quarter was primarily due to higher overseas sales of agricultural equipment, improved price realization and higher sales of commercial and consumer equipment. Also having a positive effect on the quarter were expense reductions in core operations and the elimination of losses from the Homelite consumer-products business, which was sold last November. Partially offsetting these factors was the compensation paid to the company's credit operations for financing dealer receivables. As previously announced, Deere's equipment divisions began selling a significant portion of these receivables to credit at the end of last year. Also having a negative impact on quarterly results were the costs of closing a commercial and consumer products factory in Virginia and costs associated with the company's minority investment in Nortrax Inc., a venture involved in the ownership and development of several Deere construction-equipment dealer locations. Higher post-retirement benefit costs affected the quarter's results as well.

     For the first nine months of 2002, the decrease in equipment operating profit was primarily due to deep first-quarter production cutbacks, made in line with the company's asset-management goals, and the related manufacturing inefficiencies. In addition, year-to-date results were negatively affected by the compensation to credit for dealer receivables sold, higher post-retirement benefit costs, restructuring charges, and the costs related to Nortrax. Also having a negative effect for the period were costs for the start-up of new products, as well as losses in Argentina. Partially offsetting these factors were improved price realization and expense reductions.

     Deere equipment operations had net income of $91.3 million for the quarter and $75.6 million for the first nine months, compared with $30.6 million and $123.7 million, respectively, last year. The same operating factors mentioned above affected these results. In addition, the 2002 results benefited from lower interest expense, while a higher year-to-date tax rate had a negative effect.

     Operating assets of the equipment operations increased seasonally during the first nine months. However, the company's total trade receivables and inventories at the end of the quarter were $568 million below a year ago.

●

Net sales of agricultural equipment increased 14 percent for the quarter and 6 percent for the first nine months compared with last year. The increases were primarily due to higher sales in Europe where a record number of new products were introduced last fall. Operating profit for the quarter was up 78 percent, to $205 million versus $115 million last year. Nine-month operating profit was $362 million compared with $335 million a year ago. The operating profit increases for both periods were mainly due to higher overseas sales, primarily in Europe, as well as improved price realization. Partially offsetting these factors were higher post-retirement benefit costs and the compensation to credit. In addition, year-to-date operating profit for 2002 was negatively affected by lower first-quarter production volumes and related manufacturing inefficiencies, as well as by higher new product start-up costs. Also having an adverse impact for the first nine months were losses in Argentina related to the peso devaluation. Benefiting year-to-date results were lower expenses.

●

Operating profit of the worldwide commercial and consumer equipment division was $61 million for the third quarter and $97 million for the first nine months, compared with $16 million and $93 million last year. Excluding acquisitions and divestitures, net sales were up 13 percent for the quarter and 3 percent year-to-date over last year. The sales increases for both periods were mostly due to the shipment of products closer to the time of seasonal demand. The improvement in operating profit for the quarter was primarily a result of higher sales, the absence of losses from Homelite, and better price realization. Nine-month operating profit was higher due to improved price realization, the absence of losses from Homelite, expense reductions and the receipt of fire insurance settlements. Partially offsetting these factors for both periods were the compensation to credit and restructuring charges, primarily for a plant closure.

●

Deere's construction and forestry division had operating losses of $10 million for the quarter and $97 million for the first nine months, compared with operating profit of $11 million and $29 million last year. Net sales increased 3 percent for the quarter but decreased 5 percent year-to-date compared with last year. Excluding acquisitions, net sales were down 2 percent and 7 percent in the respective periods. Production volumes at core facilities declined 5 percent for the quarter and 15 percent year-to-date. For the quarter, lower operating results were mainly due to higher costs related to the Nortrax investment and increased sales incentives. Contributing to the decline for nine months were higher sales incentives, Nortrax expenses, lower sales and production volumes at core facilities, restructuring charges, and an increase in post-retirement benefit costs. Lower expenses benefited results for both periods.

●

Net income of the credit operations was $56.9 million for the quarter and $180.2 million for the first nine months, compared with $40.8 million and $133.1 million, respectively, last year. The quarterly increase was primarily due to income earned on dealer receivables, partially offset by a higher provision for bad debts. The year-to-date improvement was mainly a result of the dealer-receivable income, higher gains on retail-note sales and improved interest-rate spreads. Partially offsetting these factors were a higher provision for bad debts and losses incurred in Argentina for the peso devaluation.

●

The company's other businesses had operating losses of $1 million for the quarter and $12 million for nine months, compared with operating losses of $7 million and $28 million last year. This year's results were negatively affected by costs related to restructuring activities, including the closing of an Illinois manufacturing facility. Results for both years reflected new-product development costs and goodwill amortization of the special-technologies group. Positive factors affecting both 2002 periods included higher operating profit of the health-care operations and lower expenses of the technology businesses.

Market Conditions & Outlook

     Based on the market conditions outlined below, net equipment sales for the fourth quarter are currently forecast to be up 8 to 10 percent from the same period last year. Total company results for the seasonally weak quarter are expected to be approximately breakeven, a significant improvement from last year.

●

Agricultural Equipment:  Farm-commodity prices have climbed in recent weeks over concerns about the size and condition of this year's crop in North America. The higher prices, together with the newly enacted Farm Bill and more-generous depreciation rules, should be supportive of an eventual improvement in the sale of farm equipment in the region. However, these factors are not expected to have much impact on this year's sales, which are being hampered by dry weather. As a result, Deere has revised downward its industry forecast for retail sales in the U.S. and Canada. These sales are now expected to be flat to down 5 percent for the year. In line with this more cautious outlook and year-end asset reduction targets, the company's farm-equipment factories in the U.S and Canada are expected to be idle for 19 percent of available working days in the fourth quarter versus 24 percent a year ago. In Western Europe, industry-retail sales now are expected to be 5 percent higher for 2002. The improved outlook is supported by the positive response to newly introduced John Deere products and a strong market for used equipment. In South America, industry sales are expected to remain flat when compared with last year as current strength in the Brazilian farm sector offsets weakness in Argentina.

●

Commercial & Consumer Equipment:  As a result of a somewhat-improved retail climate for the division's products, shipments of John Deere commercial and consumer equipment are now projected to be flat to up 5 percent in 2002. This forecast excludes the impact of acquisitions and divestitures. Supporting the improved outlook is the market's enthusiastic response to the many John Deere products introduced for this selling season. At the same time, the division is continuing to manufacture products at below the rate of retail demand and expects to end the year with lower asset levels.

●

Construction & Forestry:  For the U.S. and Canadian markets, Deere continues to believe that industry-retail sales of construction and forestry equipment for 2002 will be down 10 to 15 percent from last year and that pricing will remain weak. Sales will continue being hampered by lagging business investment and weakness in sales to independent rental companies. Global sales of forestry products are forecast to continue running below year-earlier levels in response to soft market conditions.

●

Credit:  Results for the year are expected to benefit from increased retail note-sale activity and from the financing of Deere-equipment dealer receivables. Partially offsetting these positive factors will be higher loan-loss reserves, as well as losses in Argentina. Credit net income for the full year is expected to be in a range of $220 million to $240 million, a slight increase over the guidance provided last quarter.

Company Well-Positioned to Benefit from Improved Markets

     According to Lane, the company has made great strides this year improving asset and operating efficiency, while successfully bringing John Deere products to the attention of a wider global audience. "We're especially gratified by the response to our new products in Europe, which is the focus of a significant effort to grow our market presence," Lane said. Further, he pointed out that although the general business outlook for 2003 is uncertain at this point, factors such as rising commodity prices, low carryover stocks, and recent legislation are strongly supportive of an eventual recovery in the U.S. farm economy. Deere is well-positioned to capitalize on any market strength, he noted. "With our efforts to control costs and reduce assets already yielding clear benefits, we're confident these same actions will drive dramatically higher levels of performance as business conditions improve and our key markets resume their growth," Lane stated.

John Deere Capital Corporation

     The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

     JDCC's net income was $58.9 million for the third quarter and $173.4 million for the first nine months of 2002, compared with $36.0 million and $115.9 million, respectively, last year. As previously mentioned, at 2001 fiscal year end, Deere Capital, Inc., a wholly owned subsidiary of JDCC, began acquiring most of the U.S. dealer receivables from Deere's equipment operations. The increase in net income for the quarter was primarily due to the income earned on dealer receivables. The year-to-date improvement was mainly a result of the income earned on dealer receivables, higher gains on retail note sales and improved interest rate spreads. Partially offsetting these factors were a higher provision for bad debts and losses incurred in Argentina related to the peso devaluation.

     Net receivables and leases financed by JDCC were $10.747 billion at July 31, 2002, compared with $8.953 billion one year ago. The increase resulted from acquisitions exceeding collections during the last twelve months - including the acquisitions of the dealer receivables mentioned above - partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $13.576 billion at July 31, 2002, compared with $10.659 billion at July 31, 2001.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

     Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

     Forward-looking statements involve certain factors that are subject to change, including for the agricultural equipment segment, the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, weather and soil conditions, real estate values, the level and continuation of government farm programs, animal diseases (including further outbreaks of "mad cow" and "foot-and-mouth" diseases), crop pests, harvest yields and the level of farm product exports (including concerns about genetically modified organisms). The outlook for harvest prices and the size and condition of the crop especially affect retail sales of agricultural equipment in the fall.

     Factors affecting the company's commercial and consumer equipment business include general economic conditions in the United States, consumer confidence, weather conditions, continued consumer acceptance of the company's new products and continuation of consumer borrowing patterns. The number of housing starts as well as levels of public and non-residential construction are especially important to sales of the company's construction equipment, while prices for pulp, lumber and structural panels are important to sales of forestry equipment.

     All of the company's businesses are affected by general economic conditions in and the political stability of the global markets in which the company operates, monetary and fiscal policies of various countries, actions by the Federal Reserve Board and other central banks, actions by the Securities and Exchange Commission and other regulatory bodies, actions by rating agencies, capital market disruptions, investor sentiment, inflation rates, interest rate levels, and currency exchange rates; customer borrowing and repayment practices, and the number of customer dealer loan delinquencies and defaults; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties, including capacity and supply constraints; energy prices and supplies; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the company operates.

     The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

Third Quarter 2002 Press Release
(millions of dollars and shares except per share amounts)

Three Months Ended July 31	Nine Months Ended July 31

2002	2001	% Change	2002	2001	% Change

Net sales and revenues:
Agricultural equipment net sales	$1872	$1642	**	+14	$4960	$4684	**	+6
Commercial and consumer
equipment net sales	913	822	**	+11	2154	2064	**	+4
Construction and forestry net sales	612	592	**	+3	1601	1684	**	-5
Other net sales	13	14		-7	41	43		-5

Total net sales*	3410	3070	**	+11	8756	8475	**	+3
Credit revenues	337	361		-7	1086	1088
Other revenues	222	187		+19	636	569		+12

Total net sales and revenues*	$3969	$3618	**	+10	$10478	$10132	**	+3

Operating profit (loss):
Agricultural equipment	$205	$115		+78	$362	$335		+8
Commercial and consumer equipment	61	16	**	+281	97	93	**	+4
Construction and forestry	(10)	11	**		(97)	29	**
Credit	88	64		+38	285	209		+36
Other	(1)	(7)		-86	(12)	(28)		-57

Total operating profit*	343	199		+72	635	638
Interest, corporate expenses
and income taxes	(195)	(127)		+54	(384)	(382)		+1

Net income	$148	$72		+106	$251	$256		-2

Per Share:
Net income - basic	$.62	$.30		+107	$1.06	$1.09		-3
Net income - diluted	$.61	$.30		+103	$1.04	$1.08		-4

* Includes overseas equipment operations:
Net sales	$1034	$731	**	+41	$2603	$2175	**	+20
Operating profit	$108	$22		+391	$209	$147		+42

**

As of November 1, 2001, the manufacture of skid steer loaders was transferred from the commercial and consumer equipment segment to the construction and forestry segment. Third quarter and first nine months 2001 results for these segments were restated for sales of $39 million and $112 million, and operating losses of $4 million and $17 million, respectively, related to these operations. In the fourth quarter of 2001, the Company adopted Emerging Issues Task Force Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, which increased sales and cost of sales by the same amounts. As a result, third quarter and first nine months 2001 sales increased by $34 million and $91 million (agricultural equipment $19 million and $53 million, commercial and consumer equipment $8 million and $20 million, and construction and forestry $7 million and $18 million, respectively). Overseas sales increased $6 million and $16 million, respectively.

	July 31 2002	October 31 2001	July 31 2001
Consolidated:
Trade accounts and notes receivable - net	$3302	$2923	$3552
Inventories	$1607	$1506	$1925

Financial Services:
Financing receivables and leases
financed - net	$9974	$11078	$10427
Financing receivables and leases
administered - net	$12908	$12725	$12366

Average shares outstanding	238.0	235.0	234.7

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME Three Months Ended July 31	CONSOLIDATED		SUPPLEMENTAL CONSOLIDATING DATA
			EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

Millions of dollars except per share amounts	Three Months Ended Jul 31		Three Months Ended Jul 31		Three Months Ended Jul 31
(Unaudited)	2002	2001	2002	2001	2002	2001

Net Sales and Revenues
Net sales	$3409.6	$3070.3	$3409.6	$3070.3
Finance and interest income	336.5	361.7	27.8	25.7	$360.1	$346.3
Health care premiums and fees	174.9	148.1			179.5	152.7
Other income	48.0	37.7	34.1	26.8	25.1	19.8

Total	3969.0	3617.8	3471.5	3122.8	564.7	518.8

Costs and Expenses
Cost of sales	2746.9	2540.9	2750.6	2544.8
Research and development expenses	125.2	141.8	125.2	141.8
Selling, administrative and general expenses	406.3	398.5	282.9	292.2	124.6	107.0
Interest expense	158.3	187.5	58.1	65.2	109.6	132.5
Interest compensation to Financial Services			42.1
Health care claims and costs	142.5	120.0			142.5	120.0
Other operating expenses	101.0	92.4	21.1	13.3	90.6	88.1

Total	3680.2	3481.1	3280.0	3057.3	467.3	447.6

Income of Consolidated Group
Before Income Taxes	288.8	136.7	191.5	65.5	97.4	71.2
Provision for income taxes	134.8	60.4	100.2	34.9	34.7	25.5

Income of Consolidated Group	154.0	76.3	91.3	30.6	62.7	45.7

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(.9)	(1.0)	56.9	40.8	(.9)	(1.0)
Other	(5.5)	(3.5)	(.6)	.4

Total	(6.4)	(4.5)	56.3	41.2	(.9)	(1.0)

Net income	$147.6	$71.8	$147.6	$71.8	$61.8	$44.7

Per Share:
Net income - basic	$.62	$.30
Net income - diluted	$.61	$.30

* Deere & Company with Financial Services on the equity basis.

See Notes to Interim Financial Statements. The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME Nine Months Ended July 31	CONSOLIDATED		SUPPLEMENTAL CONSOLIDATING DATA
			EQUIPMENT OPERATONS*		FINANCIAL SERVICES

Millions of dollars except per share amounts	Nine Months Ended Jul 31		Nine Months Ended Jul 31		Nine Months Ended Jul 31
(Unaudited)	2002	2001	2002	2001	2002	2001

Net Sales and Revenues
Net sales	$8756.1	$8475.1	$8756.1	$8475.1
Finance and interest income	1004.3	1080.5	60.0	78.6	$1079.8	$1028.4
Health care premiums and fees	506.4	426.5			519.9	440.3
Other income	210.8	149.7	106.0	98.2	137.8	77.2

Total	10477.6	10131.8	8922.1	8651.9	1737.5	1545.9

Costs and Expenses
Cost of sales	7175.1	6889.7	7186.0	6901.4
Research and development expenses	384.5	429.6	384.5	429.6
Selling, administrative and general expenses	1222.3	1157.2	834.3	860.4	393.2	298.9
Interest expense	476.9	588.6	166.1	198.4	330.3	416.7
Interest compensation to Financial Services			115.9
Health care claims and costs	417.5	348.3			417.5	348.3
Other operating expenses	325.8	274.6	69.2	45.2	287.2	255.1

Total	10002.1	9688.0	8756.0	8435.0	1428.2	1319.0

Income of Consolidated Group
Before Income Taxes	475.5	443.8	166.1	216.9	309.3	226.9
Provision for income taxes	203.5	174.7	90.5	93.2	112.9	81.5

Income of Consolidated Group	272.0	269.1	75.6	123.7	196.4	145.4

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(3.0)	(2.0)	180.2	133.1	(3.0)	(2.0)
Other	(17.8)	(11.0)	(4.6)	(.7)

Total	(20.8)	(13.0)	175.6	132.4	(3.0)	(2.0)

Net income	$251.2	$256.1	$251.2	$256.1	$193.4	$143.4

Per Share:
Net income - basic	$1.06	$1.09
Net income - diluted	$1.04	$1.08

* Deere & Company with Financial Services on the equity basis.

See Notes to Interim Financial Statements. The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET	CONSOLIDATED			SUPPLEMENTAL CONSOLIDATING DATA
				EQUIPMENT OPERATIONS*			FINANCIAL SERVICES

Millions of dollars (Unaudited)	Jul 31 2002	Oct. 31 2001	Jul 31 2001	Jul 31 2002	Oct. 31 2001	Jul 31 2001	Jul 31 2002	Oct. 31 2001	Jul 31 2001

Assets
Cash and cash equivalents	$2327.5	$1030.0	$252.7	$1940.0	$455.4	$129.7	$387.5	$574.7	$122.9
Cash equivalents deposited with
unconsolidated subsidiaries				1074.7	1643.2	66.7

Cash and cash equivalents	2327.5	1030.0	252.7	3014.7	2098.6	196.4	387.5	574.7	122.9
Marketable securities	211.6	176.2	159.2				211.6	176.2	159.2
Receivables from unconsolidated
subsidiaries and affiliates	273.8	316.6	345.9	236.6	271.8	370.9	271.1	333.0	279.6
Trade accounts and notes
receivable - net	3302.4	2922.5	3551.5	1338.5	1050.7	3535.0	2298.2	2225.6	16.5
Financing receivables - net	8351.2	9198.9	8585.6	29.0	49.7	93.3	8322.2	9149.2	8492.3
Other receivables	273.6	388.9	307.5	121.8	260.8	179.0	151.9	128.1	128.4
Equipment on operating leases - net	1663.6	1939.3	1942.7	12.3	10.6	7.6	1651.3	1928.6	1935.1
Inventories	1606.5	1505.7	1924.9	1606.5	1505.7	1924.9
Property and equipment - net	2008.0	2052.3	1956.8	1971.2	2012.8	1915.3	36.8	39.5	41.5
Investments in unconsolidated
subsidiaries and affiliates	186.7	198.4	210.3	2223.4	2383.8	1685.5	9.5	6.6	5.7
Intangible assets - net	861.0	874.0	777.9	860.4	873.1	777.0	.7	.8	.9
Prepaid pension costs	687.6	652.0	658.3	687.6	652.0	658.3
Other assets	610.0	420.8	406.8	205.1	151.4	155.8	404.9	269.4	251.0
Deferred income taxes	1030.0	883.1	827.0	1077.9	944.3	903.0	.1	.3	2.2
Deferred charges	93.3	104.4	136.7	74.1	90.6	127.2	19.2	13.9	9.5

Total	$23486.8	$22663.1	$22043.8	$13459.1	$12355.9	$12529.2	$13765.0	$14845.9	$11444.8

Liabilities and Stockholders' Equity
Short-term borrowings	$5121.6	$6198.5	$6080.6	$675.9	$773.4	$1316.1	$4445.7	$5425.1	$4764.4
Payables to unconsolidated
subsidiaries and affiliates	51.7	16.6	33.4	68.9	52.2	74.2	1291.4	1895.8	330.6
Accounts payable and accrued
expenses	2957.7	3097.1	2783.5	2737.8	2676.4	2071.6	554.2	774.5	711.9
Health care claims and reserves	109.2	100.3	84.2				109.2	100.3	84.2
Accrued taxes	126.6	44.1	120.7	115.2	36.5	104.3	11.3	7.6	16.4
Deferred income taxes	19.5	12.9		1.9	4.5		65.5	69.9	78.2
Long-term borrowings	8163.1	6560.7	6156.8	2956.9	2210.2	2204.8	5206.2	4350.5	3952.0
Retirement benefit accruals
and other liabilities	2753.5	2640.7	2454.1	2718.6	2610.5	2427.7	35.0	30.2	26.4

Total liabilities	19302.9	18670.9	17713.3	9275.2	8363.7	8198.7	11718.5	12653.9	9964.1
Stockholders' equity	4183.9	3992.2	4330.5	4183.9	3992.2	4330.5	2046.5	2192.0	1480.7

Total	$23486.8	$22663.1	$22043.8	$13459.1	$12355.9	$12529.2	$13765.0	$14845.9	$11444.8

* Deere & Company with Financial Services on the equity basis.

See Notes to Interim Financial Statements. The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS Nine Months Ended July 31	CONSOLIDATED		SUPPLEMENTAL CONSOLIDATING DATA
			EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	Nine Months Ended Jul 31		Nine Months Ended Jul 31		Nine Months Ended Jul 31
Millions of dollars (Unaudited)	2002	2001	2002	2001	2002	2001

Cash Flows from Operating Activities
Net income	$251.2	$256.1	$251.2	$256.1	$193.4	$143.4
Adjustments to reconcile net income to net cash provided
by (used for) operating activities	427.4	(473.1)	330.7	(974.7)	309.3	384.1

Net cash provided by (used for) operating activities	678.6	(217.0)	581.9	(718.6)	502.7	527.5

Cash Flows from Investing Activities
Collections of receivables	5479.3	5026.1	27.6	33.4	11111.5	4992.7
Proceeds from sales of financing receivables	2789.1	1640.6			2789.1	1640.6
Proceeds from maturities and sales of marketable securities	43.6	28.5			43.6	28.5
Proceeds from sales of equipment on operating leases	437.7	290.3	1.3	2.1	436.3	288.2
Proceeds from sales of businesses	50.1		50.1
Cost of receivables acquired	(7548.8)	(7081.3)	(8.8)	(1.9)	(13273.2)	(7079.4)
Purchases of marketable securities	(78.1)	(55.6)			(78.1)	(55.6)
Purchases of property and equipment	(229.3)	(283.6)	(225.8)	(279.2)	(3.5)	(4.4)
Cost of operating leases acquired	(430.1)	(584.6)	(4.9)	(5.2)	(425.2)	(579.5)
Acquisitions of businesses, net of cash acquired	(15.4)	(264.1)	(7.3)	(259.0)	(8.1)	(5.1)
Decrease (increase) in receivables with unconsolidated affiliates	15.3	(103.7)			45.8	(103.7)
Other	(80.6)	5.1	37.3	23.0	(117.9)	(43.2)

Net cash provided by (used for) investing activities	432.8	(1382.3)	(130.5)	(486.8)	520.3	(920.9)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(1020.0)	(706.5)	(61.8)	361.3	(958.1)	(1067.8)
Change in intercompany receivables/payables			12.7	73.8	(581.3)	(555.5)
Proceeds from long-term borrowings	3592.1	3783.4	711.4	553.7	2880.7	3229.8
Principal payments on long-term borrowings	(2273.6)	(1360.2)	(81.5)	(72.2)	(2192.1)	(1288.0)
Proceeds from issuance of common stock	39.7	7.0	39.7	7.0
Repurchases of common stock	(1.2)	(1.3)	(1.2)	(1.3)
Dividends paid	(156.5)	(154.9)	(156.5)	(154.9)	(363.0)	(10.0)
Other	(1.5)	(1.9)	(1.6)	(1.9)		9.4

Net cash provided by (used for) financing activities	179.0	1565.6	461.2	765.5	(1213.8)	317.9

Effect of Exchange Rate Changes on Cash	7.1	(5.3)	3.5	(3.4)	3.6	(1.9)

Net Increase (Decrease) in Cash and Cash Equivalents	1297.5	(39.0)	916.1	(443.3)	(187.2)	(77.4)
Cash and Cash Equivalents at Beginning of Period	1030.0	291.7	2098.6	639.7	574.7	200.3

Cash and Cash Equivalents at End of Period	$2327.5	$252.7	$3014.7	$196.4	$387.5	$122.9

* Deere & Company with Financial Services on the equity basis.

See Notes to Interim Financial Statements. The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

Notes to Interim Financial Statements

(1)

The "Consolidated" (Deere & Company and Consolidated Subsidiaries) data in each of the financial statements represent the consolidation of all Deere & Company's subsidiaries. In the supplemental consolidating data in each of the financial statements, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) include the Company's agricultural equipment, commercial and consumer equipment, construction and forestry and special technologies operations, with Financial Services reflected on the equity basis. Data relating to the above equipment operations, including the consolidated group data in the income statement, are also referred to as "Equipment Operations" in this report. The supplemental "Financial Services" consolidating data in each of the financial statements include Deere & Company's credit and health care operations.

(2)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31

	2002	2001	2002	2001

Dividends declared	$.22	$.22	$.66	$.66
Dividends paid	$.22	$.22	$.66	$.66

(3)

The calculation of basic net income per share is based on the average number of shares outstanding during the nine months ended July 31, 2002 and 2001 of 238.0 million and 234.7 million, respectively. The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.

(4)

In the fourth quarter of 2001, the Company adopted Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. The Task Force reached a consensus that all shipping and handling amounts billed to a customer in a sale transaction should be classified as revenue. Prior to adoption, the Company offset the amounts billed to customers for shipping and handling with the related costs in cost of sales. As a result of the adoption, sales and cost of sales were increased by $34 million in the third quarter and $91 million in the first nine months. The change was 1 percent of sales and had no effect on the Company's financial position or net income.

(5)	Comprehensive income, which includes all changes in the Company's equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31

	2002	2001	2002	2001

Net income	$147.6	$71.8	$251.2	$256.1

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	.3	(25.4)	32.4	(41.4)

Unrealized gain on investments	1.9	1.4	2.3	3.3

Unrealized gain (loss) on derivatives	(10.6)	.4	22.1	(39.4)

Comprehensive income	$139.2	$48.2	$308.0	$178.6